EXHIBIT 99.2


PRESS RELEASE

PRG-SCHULTZ BOARD ELECTS JACKIE M. WARD PRESIDING DIRECTOR; DAVID A. COLE JOINS BOARD OF DIRECTORS

ATLANTA, Feb 27, 2003 (BUSINESS WIRE) -- PRG-Schultz International, Inc. (Nasdaq:PRGX) today announced that Jackie M. Ward, who has served on PRG-Schultz's board of directors since 1999, was unanimously elected as presiding director of the board.

The Company also announced that David A. Cole, chairman emeritus of the board of Kurt Salmon Associates, joined the PRG-Schultz board on February 26, 2003. The
PRG-Schultz board voted unanimously to add Mr. Cole to the board, expanding board membership from 11 to 12 members. Seven of PRG-Schultz's board members, including Ms. Ward and Mr. Cole, are classified as independent directors under the proposed Nasdaq listing requirements.

John Cook, chairman and chief executive officer of PRG-Schultz said, "Jackie Ward has been an invaluable asset to the board. She has the experience to help the company continue to execute on its strategies, and she possesses the confidence and skills necessary to promote active and independent governance."

"By establishing a presiding director position, PRG-Schultz has demonstrated its commitment to a high standard of corporate governance," Cook said.

Ms. Ward, who has served on PRG-Schultz's board since 1999 and is currently a member of the compensation committee, compensation subcommittee and nominating and corporate governance committee, is managing director for Intec USA, a telecommunications systems company, and has held this position since January 2001. Prior to assuming her current position, Ms. Ward was the president and chief executive officer of Computer Generation Incorporated, a provider of turn-key telecommunications systems products and data processing services that she co-founded in 1968. She serves on the boards of several companies including BankAmerica Corporation, a banking and financial services company and Equifax, Inc., a provider of credit and payment information services.

Cook added, "David Cole is a terrific addition to our board and he brings a wealth of top-level knowledge and industry experience. We are honored to have a businessman of his caliber on our board. David's background in the retail and consumer products industries and his expertise in corporate growth strategy, information technology and supply chain strategy will make him a valuable contributor to the strength of our company."

Mr. Cole is chairman emeritus of the board of Kurt Salmon Associates (KSA), an international management consulting firm serving the retail, consumer products and health care industry areas. He was appointed president of KSA in 1983, served as chief executive officer from 1988 through 1998 and chairman of the board from 1988 to 2001. Mr. Cole currently is a director of AMB Property Corporation and serves on the board of VICS, the Voluntary Interindustry Commerce Standards committee. He holds an engineering degree from Auburn University and completed the Advanced Management Program at the Harvard Business School. He has also completed the Corporate Directors Workshop at Harvard. He currently serves on the Dean's Advisory Council of Goizueta Business School at Emory University, the Auburn Alumni Engineering Council and the board of Junior Achievement of Georgia.





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About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.

SOURCE: PRG-Schultz International, Inc.





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